Exhibit 99.1

FIRST                                                  22 West State Street
KEYSTONE                                               Media, PA 19063
FINANCIAL, INC.                                        610-565-6210


FOR IMMEDIATE RELEASE

                       FIRST KEYSTONE FINANCIAL ANNOUNCES
                  YEAR END RESULTS AND DECLARES CASH DIVIDEND

     Media, PA  November 25, 2005 -  (Nasdaq: FKFS)   The Company reported
today net income for the quarter ended September 30, 2005 of $62,000, or $0.03 per diluted share, compared to net income of $207,000, or $0.12 per diluted share, for the same period last year. The decline in earnings in the fourth quarter primarily reflected the effects of the implementation of a balance sheet restructuring designed to improve the Company's capital ratios, to mitigate margin compression and to enhance future earnings performance. Net income for the fiscal year ended September 30, 2005 was $610,000, or $0.33 per diluted share, as compared to $2.2 million, or $1.21 per diluted share, for fiscal 2004 and reflected the fourth quarter deleveraging strategy as well as the $1.6 million provision for loan losses during the third quarter.

     Net income for the quarter was significantly affected by the Company's implementation of a deleveraging strategy to restructure its balance sheet. The Company's deleveraging strategy involved:

     * The sale of approximately $47.5 million of investment and mortgage-related securities with a weighted average book yield of 3.97% resulting in a pre-tax gain of approximately $168,000;

     * The repayment of $20 million of Federal Home Loan Bank ("FHLB") fixed-rate convertible advances with a weighted average cost of approximately 5.44% and a final maturity of 2008 resulting in a pre-tax charge of approximately $486,000; and

     * The repayment of approximately $26 million in floating-rate borrowings from the FHLB.

     "While there were significant costs associated with executing this strategy, the Company's balance sheet and interest rate risk profile have been improved", said Thomas M. Kelly, President and Chief Executive Officer of First Keystone Financial, Inc. "The deleveraging strategy has reduced the negative impact associated with high cost fixed-rate borrowings. By repaying certain floating-rate advances with the proceeds from the sales of lower coupon fixed-rate investments, we have also reduced the potential impact of further increases in short-term borrowing costs over the next year. In addition, this strategy has improved the overall capital ratios of the Bank."

     The Company also announced that its Board of Directors, at the November 22, 2005 meeting, declared a $0.11 cash dividend on each share of common stock of the Company, payable on January 2, 2006 to shareholders of record at the close of business on December 16, 2005.

     For the three months ended September 30, 2005, net interest income decreased by $141,000, or 5.0%, as compared to the same period in 2004. Interest income increased $312,000, or 4.8%, for the quarter ended September 30, 2005 compared to the same period in the prior year primarily due to a 33 basis point increase in the average yield earned on interest-earning assets. However, such increase was offset by a $453,000, or 12.2%, increase in interest expense for the quarter ended September 30, 2005 as compared to the fourth quarter of fiscal 2004 primarily due to a 37 basis point increase in the average rate paid on interest-bearing liabilities. The further compression of the Company's net interest margin was largely due to continued increases in the cost of overnight borrowings and adjustable rate trust preferred securities which outpaced the upward adjustments of yields on interest-earning assets.
The Company's interest rate margin on a tax-equivalent basis decreased to 2.11% for the quarter ended September 30, 2005 as compared to 2.17% for the same period last year. (See footnote 2 to the table below.)


     On a linked quarter basis, net interest income decreased $123,000 in the fourth quarter of fiscal 2005 compared to the third quarter of fiscal 2005. The net interest margin on a tax-equivalent basis decreased 6 basis points from 2.17% for the three months ended June 30, 2005. (See footnote 2 to the table below). During the fourth quarter of fiscal 2005 as compared to the third, the Company experienced a 17 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by a 15 basis point increase in the yield earned on average interest-earning assets.

     For the quarter ended September 30, 2005, non-interest income increased $815,000 to $906,000 from the same period last year. The increase was primarily the result of a $727,000 increase in gains on sale of investment and mortgage-related securities, a substantial portion of which related to the sales made in connection with the balance sheet restructuring.

     Non-interest expense for the quarter ended September 30, 2005 increased $797,000, or 28.2%, from the same period last year. The increase in non-interest expense was primarily due to the pre-tax charge of $486,000 incurred as a result of the retirement of FHLB advances. In addition, the Company experienced increases of $181,000 and $117,000 in professional fees and salaries and employee benefits, respectively, during the fourth quarter of fiscal 2005. The increase in professional fees was due to the additional auditing and legal fees incurred as a result of complying with additional regulatory requirements combined with professional costs incurred in connection with a non-performing loan. Salaries and employee benefits increased due to additional personnel and increased medical insurance costs.

     As a result of the deleveraging strategy, the Company's total assets decreased to $518.1 million at September 30, 2005 from $571.9 million at September 30, 2004. Investment and mortgage-related securities available for sale decreased $56.7 million to $104.5 million mainly due to sales conducted as a part of the implementation of the deleveraging strategy. Offsetting this decrease, in part, was a $9.3 million increase in the Company's held to maturity portfolios mainly due to the reinvestment of proceeds and cash flows from the available for sale securities portfolio in order to minimize the effect of price volatility on the Company's equity. Although loans receivable decreased slightly to $302.0 million at September 30, 2005 from $304.2 million at September 30, 2004, the composition of the loan portfolio continued to shift to more interest-sensitive assets. Commercial and multi-family real estate, construction, home equity and commercial business loans accounted for 53.7% of the total loan portfolio at September 30, 2005 as compared to 48.7% at September 30, 2004. Total deposits increased $4.8 million, or 1.4%, to $349.7 million at September 30, 2005 from $344.9 million at September 30, 2004. The level of the Company's borrowings decreased $57.8 million, or 33.8%, from September 30, 2004 as the Company used the proceeds of the securities sales to retire the debt during the fourth quarter. Stockholders' equity decreased
$1.5 million to $28.2 million resulting from a decline in other comprehensive income of $1.9 million primarily due to increases in market rates of interest combined with dividend payments totaling $810,000 partially offset by net income of $610,000 for the fiscal year ended September 30, 2005.

     Total non-performing assets totaled $5.8 million at September 30, 2005 as compared to $3.3 million at September 30, 2004 and $5.7 million at June 30, 2005. The Company's ratio of non-performing assets to total assets was 1.12% at September 30, 2005 compared to 0.57% at September 30, 2004. The increase in non-performing assets was primarily due to a $3.8 million commercial real estate relationship being placed on a non-accrual status partially offset by a $530,000 commercial loan returning to current status and a $469,000 decrease in real estate owned.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices located in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that



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adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.

                       FIRST KEYSTONE FINANCIAL, INC.
                         SELECTED OPERATIONS DATA
                    (In thousands except per share data)
                                (Unaudited)

                                    Three Months Ended          Year Ended
                                       September 30,           September 30,
                                 ______________________________________________
                                     2005        2004        2005        2004
                                 ______________________________________________
Net interest income                  $2,702      $2,843     $11,308     $11,431
Provision for loan losses                45          75       1,780         300
Non-interest income                     906          91       3,589       3,899
Non-interest expense                  3,624       2,827      12,820      12,501
                                 ______________________________________________
(Loss) income before taxes              (61)         32         297       2,529
Income tax (benefit) expense           (123)       (175)       (313)        326
                                 ______________________________________________
Net income                           $   62      $  207     $   610     $ 2,203
                                 ==============================================
Basic earnings per share             $ 0.03      $ 0.12     $  0.33     $  1.21
Diluted earnings per share             0.03        0.11        0.33        1.14
Dividends per share                    0.11        0.11        0.44        0.44
Number of shares outstanding
 at end of period                 2,023,534   1,927,744   2,023,534   1,927,744
Weighted average basic shares
 outstanding                      1,885,711   1,786,047   1,842,434   1,820,137
Weighted average diluted
 shares outstanding               1,916,447   1,893,033   1,875,605   1,937,612
_______________________________________________________________________________



                           FIRST KEYSTONE FINANCIAL, INC.
                              SELECTED FINANCIAL DATA
                       (In thousands except per share data)
                                    (Unaudited)


                                                 September 30,   September 30,
                                                     2005            2004
                                               _______________________________
Total assets                                       $518,124        $571,919
Loans receivable, net                               301,979         304,248
Investment and mortgage-related securities
  available for sale                                104,546         161,235
Investment and mortgage-related securities
 held to maturity                                    50,921          42,650
Cash and cash equivalents                            16,155          17,975
Deposits                                            349,694         344,880
Borrowings                                          113,303         171,149
Junior subordinated debt                             21,520          21,557
Loan loss allowance                                   3,475           2,039
Total stockholders' equity                           28,193          29,698
Book value per share                                 $13.93          $15.41
_______________________________________________________________________________



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                       FIRST KEYSTONE FINANCIAL, INC.
                             OTHER SELECTED DATA
                                 (Unaudited)


                                             At or for the     At or for the
                                          Three Months Ended    Year Ended
                                             September 30,     September 30,
                                          ____________________________________
                                             2005     2004     2005     2004
                                          ____________________________________
Return on average assets (1)                 0.04%     0.15%    0.11%    0.39%
Return on average equity (1)                 0.86%     2.88%    2.08%    7.13%
Interest rate spread (1) (2)                 2.12%     2.16%    2.16%    2.21%
Net interest margin (1) (2)                  2.11%     2.17%    2.18%    2.23%
Interest-earning assets/interest-bearing
 liabilities(2)                             99.80%   100.60   100.52   100.69%
Operating expenses to average assets (1) 2.57% 1.99% 2.26% 2.23% Ratio of non-performing assets to total
 assets at end of period                     1.12%     0.57%    1.12%    0.57%
Ratio of allowance for loan losses to
 gross loans receivable                      1.14%     0.67%    1.14%    0.67%
Ratio of loan loss allowance to
 non-performing loans at end of period      68.79%   100.29%   68.79%  100.29%

(1)      Annualized.

(2) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable investments. Without the adjustment for taxes, the interest rate spread was 2.05% and 2.10% for the quarter ended September 30, 2005 and 2004, respectively, while the net interest margin was 2.04% and 2.11% for the quarter ended September 30, 2005 and 2004, respectively. Without the adjustment for taxes, the interest rate spread was 2.10% and 2.14% for the twelve months ended September 30, 2005 and 2004, respectively, while the net interest margin was 2.11% and 2.16% for the twelve months ended September 30, 2005 and 2004, respectively. In addition, with respect to June 30, 2005, without the adjustment for taxes, the interest rate margin was 2.14%.



CONTACT:  Thomas M. Kelly, President and Chief Executive Officer
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210






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